Exhibit 99.1

FICO Announces Earnings of $2.90 per Share for First Quarter Fiscal 2021

Revenue of $312 million vs. $299 million in prior year

SAN JOSE, Calif., Jan. 28, 2021 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its first fiscal quarter ended December 31, 2020.

First Quarter Fiscal 2021 GAAP Results
Net income for the quarter totaled $86.5 million, or $2.90 per share, versus $54.9 million, or $1.82 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $77.9 million versus $60.4 million in the prior year period.

First Quarter Fiscal 2021 Non-GAAP Results
Non-GAAP Net Income for the quarter was $81.6 million versus $54.2 million in the prior year period. Non-GAAP EPS for the quarter was $2.74 versus $1.80 in the prior year period. Free cash flow for the quarter was $74.9 million versus $53.9 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2021 GAAP Revenue
The company reported revenues of $312.4 million for the quarter as compared to $298.5 million reported in the prior year period.

"We are off to a good start in the new year," said Will Lansing, chief executive officer. "We are delivering strong earnings growth as we continue the strategic transition to our SaaS platform."

Revenues for the first quarter of fiscal 2021 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $135.4 million in the first quarter, compared to $152.2 million in the prior year period, a decrease of 11%, due primarily to decreased license revenues in our Falcon Fraud products.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $144.7 million in the first quarter, compared to $115.1 million in the prior year period, an increase of 26%. B2B revenue increased 20%, driven largely by higher mortgage origination volumes and unit price increases. B2C revenue increased 40% from the prior year period due to higher volumes at myFICO.com, as well as through our partners.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $32.4 million in the first quarter compared to $31.2 million in the prior year period, an increase of 4%, due primarily to an increases in SaaS subscription revenue, partially offset by a decline in up-front license revenues.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2021 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through January 28, 2022.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2020 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2020	2020
ASSETS:
Current assets:
Cash and cash equivalents	$ 144,662	$ 157,394
Accounts receivable, net	310,626	334,180
Prepaid expenses and other current assets	53,153	42,504
Total current assets	508,441	534,078

Marketable securities and investments	29,782	26,573
Property and equipment, net	39,011	46,419
Operating lease right-of-use-assets	56,030	57,656
Goodwill and intangible assets, net	826,144	821,600
Other assets	117,455	119,914
	$ 1,576,863	$ 1,606,240

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 71,003	$ 86,400
Accrued compensation and employee benefits	73,231	117,952
Deferred revenue	115,808	115,159
Current maturities on debt	131,000	95,000
Total current liabilities	391,042	414,511

Long-term debt	739,831	739,435
Operating lease liabilities	69,815	73,207
Other liabilities	52,054	48,005
Total liabilities	1,252,742	1,275,158

Stockholders' equity	324,121	331,082
	$ 1,576,863	$ 1,606,240

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2020	2019
Revenues:
Transactional and maintenance	$ 252,150	$ 220,374
Professional services	41,425	44,025
License	18,839	34,105
Total revenues	312,414	298,504

Operating expenses:
Cost of revenues	89,528	90,758
Research & development	40,651	38,943
Selling, general and administrative	93,911	112,021
Amortization of intangible assets	937	1,796
Restructuring and impairment charges	-	3,104
Gain on sale of product line assets	(7,334)	-
Total operating expenses	217,693	246,622
Operating income	94,721	51,882
Other expense, net	(6,761)	(9,987)
Income before income taxes	87,960	41,895
Income taxe provision (benefit)	1,468	(13,026)
Net income	$ 86,492	$ 54,921

Basic earnings per share:	$ 2.97	$ 1.89
Diluted earnings per share:	$ 2.90	$ 1.82

Shares used in computing earnings per share:
Basic	29,127	29,025
Diluted	29,789	30,169

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$ 86,492	$ 54,921
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,026	7,856
Share-based compensation	25,132	23,145
Changes in operating assets and liabilities	(35,584)	(28,419)
Other, net	(5,119)	2,862
Net cash provided by operating activities	77,947	60,365

Cash flows from investing activities:
Purchases of property and equipment	(3,045)	(6,500)
Net activity from marketable securities	(1,174)	(2,566)
Proceeds from sale of product line assets	8,291	-
Other, net	(210)	55
Net cash provided by (used in) investing activities	3,862	(9,011)

Cash flows from financing activities:
Proceeds from revolving line of credit	116,000	117,000
Payments on revolving line of credit	(80,000)	(367,000)
Proceeds from issuance of senior notes	-	350,000
Proceeds from issuances of common stock	57	5,091
Taxes paid related to net share settlement of equity awards	(85,678)	(86,047)
Repurchases of common stock	(50,011)	(60,009)
Other, net	(176)	(7,230)
Net cash used in financing activities	(99,808)	(48,195)

Effect of exchange rate changes on cash	5,267	1,631

Increase (decrease) in cash and cash equivalents	(12,732)	4,790
Cash and cash equivalents, beginning of period	157,394	106,426
Cash and cash equivalents, end of period	$ 144,662	$ 111,216

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2020	2019
Applications revenues:
Transactional and maintenance	$ 97,731	$ 98,837
Professional services	30,605	34,023
License	7,025	19,318
Total Applications revenues	$ 135,361	$ 152,178

Scores revenues:
Transactional and maintenance	$ 138,590	$ 107,446
Professional services	117	264
License	5,944	7,428
Total Scores revenues	$ 144,651	$ 115,138

Decision Management Software revenues:
Transactional and maintenance	$ 15,829	$ 14,091
Professional services	10,703	9,738
License	5,870	7,359
Total Decision Management Software revenues	$ 32,402	$ 31,188

Total revenues:
Transactional and maintenance	$ 252,150	$ 220,374
Professional services	41,425	44,025
License	18,839	34,105
Total revenues	$ 312,414	$ 298,504

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2020	2019

GAAP net income	$ 86,492	$ 54,921
Amortization of intangible assets	937	1,796
Restructuring and impairment charges	-	3,104
Gain on sale of product line assets	(7,334)	-
Stock-based compensation expense	25,132	23,145
Income tax adjustments	(4,486)	(6,762)
Excess tax benefit	(19,183)	(22,018)
Non-GAAP net income	$ 81,558	$ 54,186

GAAP diluted earnings per share	$ 2.90	$ 1.82
Amortization of intangible assets	0.03	0.06
Restructuring and impairment charges	-	0.10
Gain on sale of product line assets	(0.25)	-
Stock-based compensation expense	0.84	0.77
Income tax adjustments	(0.15)	(0.22)
Excess tax benefit	(0.64)	(0.73)
Non-GAAP diluted earnings per share	$ 2.74	$ 1.80

Free cash flow
Net cash provided by operating activities	$ 77,947	$ 60,365
Capital expenditures	(3,045)	(6,500)
Free cash flow	$ 74,902	$ 53,865

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com